Exhibit 3.3
DEAN HELLER
SECRETARY OF STATE
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684-5708
Website: secretaryofastate.biz

Certificate of Change
(PURSUANT TO NRS 78.209

                                                                                                                                                                   ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1.           Name of Corporation:  Vision Energy Group, Inc.

2.           The board of directors have adopted a resolution pursuant to NRS 78.207 and have obtained any required approval of the stockholders.

3.           The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

50,000,000 Common                                           50,000,000 Preferred

4.           The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

50,000,000 Common                                           50,000,000 Preferred

5.           The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

The shares will be exchanged independently on a 2 for 1 basis

6.           The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitle to a fraction of a share and the percentage of outstanding shares affected thereby:

N/A this is a forward split 2 for 1 there will be not fractions.

7.           Effective date of filing (optional):               7/18/06

8.           Officer Signature:                                /s/ Matt Wright

IMPORTANT:  Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.